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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 of Tyco International Ltd. and Tyco International Group S.A. of our report dated January 31, 1997 on our audit of the consolidated statements of income, changes in shareholders' investment and cash flows of Keystone International, Inc. and subsidiaries for the year ended December 31, 1996, included in the Tyco International Ltd. Current Reports on Form 8-K filed June 3, 1999 and December 10, 1998, and to all references to our Firm included in this Registration Statement.


                                          /s/ ARTHUR ANDERSEN LLP


Houston, Texas
June 24, 1999